Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, May 4, 2010

REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

•	Year over year, consolidated revenues increase 62.4% to $327.4 million and earnings per diluted share increases 27.1% to $0.61

•	Triumph achieves 17.7% EBITDA (earnings before interest, taxes, depreciation and amortization) margin for the quarter despite slow start

•	Legacy hospitals improve operating losses by $3.1 million sequentially, when excluding transaction related costs in the prior quarter

•	Skilled Nursing Rehabilitation Services and Hospital Rehabilitation Services divisions achieve operating earnings margins of 8.2% and 16.0%, respectively

ST. LOUIS, MO, May 4, 2010--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter ended March 31, 2010.  Comparative results for the quarter follow.

	First	Fourth	First
	Quarter	Quarter	Quarter
Amounts in millions, except per share data	2010	2009	2009

Consolidated Operating Revenues	$327.4	$254.7	$201.5
Consolidated Operating Earnings (a)	32.5	6.9	14.3
Consolidated Net Earnings from Continuing Operations	14.8	0.3	8.4
Gain from Discontinued Operations, Net of Tax	—	—	0.1
Consolidated Net Earnings	14.8	0.3	8.5
Net Losses Attributable to Noncontrolling Interests	0.2	0.4	0.2
Net Earnings Attributable to RehabCare	15.0	0.7	8.7
Diluted Earnings per Share Attributable to RehabCare:
Earnings from Continuing Operations, Net of Tax	0.61	0.03	0.48
Net Earnings	0.61	0.03	0.48

SRS Operating Revenues	126.4	126.0	123.1
SRS EBITDA (a)	11.7	9.8	12.1
SRS Operating Earnings (a)	10.3	8.4	10.5

HRS Inpatient Operating Revenues	31.1	33.3	31.8
HRS Outpatient Operating Revenues	12.1	11.7	11.3
HRS Operating Revenues	43.2	45.0	43.1
HRS EBITDA (a)	7.5	7.9	6.9
HRS Operating Earnings (a)	6.9	7.3	6.3

Hospital Operating Revenues	157.8	83.8	35.3
Hospital EBITDA (a)	20.6	(5.8)	(0.8)
Hospital Operating Earnings (Loss) (a)	15.2	(8.8)	(2.3)

(a)	The fourth quarter of 2009 includes pretax transaction and severance expenses primarily related to the Triumph merger of $9.4 million, or $0.34 per diluted share after tax (see table on page 10).

REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

“After a slow start to the quarter, all three divisions had strong performance in March, which generated better than anticipated results.  Total operating revenues and earnings increased dramatically as a result of our merger with Triumph HealthCare,” said John H. Short, Ph.D, RehabCare President and Chief Executive Officer.
“While Triumph’s operating results for January and February were hampered by lower acute care volumes and achieving 25-day length of stay compliance in six hospitals, they reported an EBITDA margin of 17.7% for the quarter.  Our 13 legacy hospitals continued to improve operating performance in the first quarter, reaffirming our expectations for a breakeven operating earnings run rate by the end of the second quarter and breakeven operating earnings for the full year. We are making excellent progress with integration efforts and are on track for margin expansion in our legacy long-term acute care hospitals (LTACHs),” he said.
Dr. Short continued, “Despite the impact of Part B therapy caps on the first 61 days of the quarter, our Skilled Nursing Rehabilitation Services division delivered strong earnings results.  Based on first quarter performance, we are raising our operating earnings margin outlook for the full year to 7% - 8%, recognizing the uncertain impact of concurrent therapy provisions that go into effect October 1, the rollout of new technologies in the division and reimbursement changes for skilled nursing operators under healthcare reform.
“While the full effect of healthcare reform legislation remains to be seen, we are pleased with its short-term benefits, including the extension of LTACH-related provisions and the exceptions process for Part B therapy caps, and we are well positioned for many of its long-term initiatives.”

Financial Overview of First Quarter
Consolidated operating revenues for the first quarter of 2010, which included $112.6 million generated by Triumph HealthCare, were $327.4 million, a 62.4% increase compared to $201.5 million in the 2009 first quarter.
Consolidated net earnings attributable to RehabCare were $15.0 million in the first quarter of 2010 compared to $8.7 million in the prior year quarter.  Diluted earnings per share attributable to RehabCare for the first quarter of 2010 was $0.61 compared to $0.48 for the 2009 first quarter.
Operating revenues in the Skilled Nursing Rehabilitation Services (SRS) division increased 2.6% from $123.1 million in the first quarter of 2009 to $126.4 million in the first quarter of 2010, driven by a 5.3% increase in the average number of contract therapy programs operated.  Contract therapy same store revenues decreased by 0.6%, impacted by lower Medicare Part B volumes in January and February due to therapy caps.  The therapy cap exceptions process was reinstated through a package of short-term extenders that cleared the Senate on March 2 and was subsequently extended through the end of 2010 with passage of the Patient Protection and Affordable Care Act on March 23.
On March 31, 2010, SRS operated in 1,125 locations compared to 1,118 locations at the end of 2009 and 1,063 locations at the end of the first quarter of 2009.
The SRS division’s operating earnings were $10.3 million, or 8.2% of revenue, compared to $10.5 million, or 8.5% of revenue, in the first quarter of 2009.  The negative impact of Part B therapy caps in the 2010 first quarter was offset by higher productivity and Part A volumes, better leveraging of corporate general and administrative expenses as a result of integrating Triumph, lower bad debt expense and lower depreciation and amortization.  The division will continue to be challenged in 2010 by pricing pressures, wage rate increases, new rules for concurrent therapy and the rollout of new technologies.
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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

The Hospital Rehabilitation Services (HRS) division’s first quarter 2010 operating revenues increased 0.4% to $43.2 million from $43.1 million in the first quarter of 2009.  Inpatient operating revenues declined 2.0% as a result of a 6.2% decline in the average number of inpatient programs.  Inpatient rehabilitation facility (IRF) same store revenues and discharges increased 4.1% and 1.6%, respectively, over the prior year quarter.  Outpatient operating revenues increased 7.1% in the 2010 first quarter despite a 14.8% decline in the average number of outpatient programs.  Same store outpatient revenues improved 11.3%.
At March 31, 2010, the division operated 103 IRF programs compared to 106 at the beginning of the quarter and 113 a year ago. The division had one IRF opening and four IRF closings during the first quarter and signed contracts for two IRFs.  At March 31, 2010, the number of signed but unopened IRF contracts was three, compared to two IRFs at the end of the fourth quarter.  Given increased sales activity, the Company reaffirms its expectation for unit recovery in the second half of the year.
HRS first quarter 2010 operating earnings were $6.9 million, or 16.0% of revenue, compared to operating earnings of $6.3 million, or 14.6% of revenue, for the 2009 first quarter.
Operating revenues in the Hospital division for the first quarter of 2010 increased $74.0 million, or 88.4%, sequentially to $157.8 million.  RehabCare legacy same store revenues increased 2.7% on a sequential basis.
The legacy hospitals’ operating loss in the 2010 first quarter was $1.0 million, a sequential improvement of $3.1 million, after excluding $8.4 million in 2009 fourth quarter transaction and severance expenses primarily related to the Triumph merger.  The first quarter operating loss included $1.3 million in start-up losses for Greater Peoria Specialty Hospital, which ended its Medicare demonstration period on April 30.  The first quarter also included a $0.6 million operating loss at Dallas LTAC Hospital, compared to a $1.8 million loss in the prior quarter.  The Company continues to expect this hospital to be accretive by the end of the 2010 second quarter.
Triumph HealthCare generated revenues of $112.6 million, operating earnings of $16.2 million and EBITDA of $19.9 million, or 17.7% of revenue, during the first quarter of 2010.
At the end of the quarter, the combined division operated a total of 34 hospitals, including 28 LTACHs and six IRFs.  Triumph Hospital-The Heights, an LTACH in Houston, admitted its first patient on April 15.

Balance Sheet and Liquidity
At March 31, 2010, the Company had $27.4 million in cash and cash equivalents and $462.3 million in outstanding debt excluding unamortized original issue discounts.  Days sales outstanding (DSO) increased from 60.2 days at December 31, 2009 to 61.8 days at March 31, 2010.
For the three months ended March 31, 2010, the Company generated cash from operations of $8.5 million and expended $5.2 million for capital expenditures, principally related to companywide information systems, the start-up of Triumph Hospital-The Heights and hospital facility maintenance capital.

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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

Legislative Update

The enactment of healthcare reform legislation in March set the stage for a series of new programs, pilots and payments in both Medicare and other payors over the next 10 years.  Positive provisions for RehabCare included an extension of the Part B therapy cap exceptions process through December 31, 2010, as well as an extension of LTACH provisions contained in the 2007 Medicare, Medicaid and SCHIP Extension Act through the end of 2012.  The Company is taking a leadership role in post-acute payment bundling, accountable care organizations and establishing LTACH facility and admission criteria.
As a means to finance healthcare reform, hospitals face a series of Medicare rate reductions phased in over the next 10 years, some of which went into effect for IRFs and LTACHs in April.  In addition, on April 19, 2010, the Centers for Medicare and Medicaid Services (CMS) issued its proposed rate year (RY) 2011 rule for acute care hospitals and LTACHs.  The Company does not expect the rate reductions or the RY2011 rule for LTACHs, as proposed, to alter its 2010 outlook.   Proposed rules for IRFs and skilled nursing facilities are anticipated in the days ahead.

Outlook
The Company does not provide revenue and earnings per share guidance, but provides the following outlook for the total year 2010:
•
The Skilled Nursing Rehabilitation Services division expects 7% to 8% operating earnings margins for the full year 2010, which will be driven by mid-single digit year-over-year same store revenue growth and which reflects the estimated impact of new concurrent therapy rules, the rollout of new technologies, pricing pressures and wage rate increases during the year.  The division expects 50 to 75 net new units in 2010.

•	The Hospital Rehabilitation Services division expects 15% to 17% operating earnings margins and 2% to 4% year-over-year growth in IRF same store discharges for the full year 2010. Unit count is anticipated to decrease in the first half of the year and recover in the second half, resulting in flat unit growth for the total year 2010.
•
The Hospital division expects total year revenue of $650 to $675 million and EBITDA of $90 to $100 million.  As previously stated, the Company expects a breakeven operating earnings run rate for its 13 legacy hospitals by the end of the second quarter of 2010 and to achieve breakeven operating earnings for the full year 2010.

•	The effective tax rate, after consideration of noncontrolling interests, is now anticipated to be 38.25% for 2010 compared to the prior outlook of 39%.
•	Net income attributable to noncontrolling interests is expected to approximate $3 million for the total year 2010.
•	The Company expects continued strong operating cash flow with DSO between 60 and 63 days.
•
Capital expenditures are anticipated to be $32 million in 2010, consisting of $12.5 million of information systems investments, $12.5 million in expansion projects and $7 million related to maintenance.

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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

Conference Call Information
RehabCare will host a conference call on May 5, 2010, beginning at 11:00 AM Eastern time.  Listeners may access the call by dialing (800) 640-9765, confirmation number 26760582, or in a listen-only mode through the Company’s website at http://www.rehabcare.com/about/investors/webcast.html.  A replay of the call will be available beginning at approximately 4:00 PM Eastern Time on May 5 by dialing (877) 213-9653, confirmation number 26760582.  An online archive of the conference call will remain on the Company’s website through June 4, 2010.

Investor Day Information
RehabCare will host an Investor Day for financial analysts and investors on May 18, 2010, from 8:00 AM to 4:00 PM Central Time at the JW Marriott in Houston, TX.  The event will include presentations by senior management and tours of two RehabCare wholly-owned hospitals. From 8:30 AM to 12:00 PM, a live webcast of the management presentations may be accessed on the Company’s website.

About RehabCare Group
Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with nearly 1,270 hospitals and skilled nursing facilities in 41 states.  The Company also operates 34 freestanding long-term acute care and rehabilitation hospitals across the country.  RehabCare is included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward-looking statements as the Company cannot predict or control many factors that affect its ability to achieve the results estimated.  The Company makes no promise to update any forward- looking statements because of changes in underlying factors, new information, future events or otherwise.
This press release contains non-GAAP financial measures as such term is defined in Regulation G under the rules of the Securities and Exchange Commission. While the Company believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.  The Company has included reconciliations of these non-GAAP measures to the most directly comparable GAAP measure in the tables of this release.

CONTACT: RehabCare Group, Inc.
Financial: Jay W. Shreiner, Chief Financial Officer
(314) 659-2189
Press: Donna Lee, Office of the CEO
(314) 659-2287

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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2010	2009	2009

Operating revenues	$327,361	$254,692	$201,531
Costs and expenses:
Operating	261,070	208,824	159,291
Selling, general and administrative	26,535	33,876	24,081
Depreciation and amortization	7,280	5,120	3,869
Total costs and expenses	294,885	247,820	187,241

Operating earnings	32,476	6,872	14,290

Interest income	18	79	15
Interest expense	(8,500)	(3,927)	(572)
Other income, net	7	8	1
Equity in net income of affiliates	116	105	166

Earnings from continuing operations before income taxes	24,117	3,137	13,900
Income tax expense	9,288	2,842	5,503
Earnings from continuing operations	14,829	295	8,397
Gain from discontinued operations	—	8	51
Net earnings	14,829	303	8,448
Net loss attributable to noncontrolling interests	164	352	212
Net earnings attributable to RehabCare	$14,993	$655	$8,660

Amounts attributable to RehabCare:
Earnings from continuing operations	$14,993	$647	$8,609
Gain from discontinued operations	—	8	51
Net earnings	$14,993	$655	$8,660

Diluted EPS attributable to RehabCare:
Earnings from continuing operations	$0.61	$0.03	$0.48
Gain from discontinued operations	—	—	—
Net earnings	$0.61	$0.03	$0.48

Weighted average diluted shares	24,655	21,284	17,899

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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Unaudited
	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$27,351	$24,690
Accounts receivable, net	215,472	199,447
Deferred tax assets	21,240	21,249
Other current assets	18,380	19,530
Total current assets	282,443	264,916

Property and equipment, net	112,070	111,814
Goodwill	566,078	566,078
Intangible assets	133,280	135,406
Investment in unconsolidated affiliate	4,754	4,761
Other assets	26,277	27,005
	$1,124,902	$1,109,980
Liabilities & Equity
Current portion of long-term debt	$11,747	$7,507
Payables & accruals	142,933	144,113
Total current liabilities	154,680	151,620

Long-term debt, less current portion	442,016	447,760
Other non-current liabilities	52,013	50,980
Stockholders’ equity	453,605	437,338
Noncontrolling interests	22,588	22,282
	$1,124,902	$1,109,980

III. Condensed Consolidated Statements of Cash Flows
(Unaudited; amounts in thousands)
	Three Months Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$8,511	$9,388
Net cash used in investing activities	(5,151)	(1,468)
Net cash provided by (used in) financing activities	(699)	2,908

Net increase in cash and cash equivalents	2,661	10,828
Cash and cash equivalents at beginning of period	24,690	27,373
Cash and cash equivalents at end of period	$27,351	$38,201

Supplemental information:
Additions to property and equipment	$(5,241)	$(1,557)

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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

IV. Operating Statistics (Unaudited; dollars in thousands)

	First	Fourth	First
	Quarter	Quarter	Quarter
	2010	2009	2009
Skilled Nursing Rehabilitation Services
Operating revenues	$126,352	$125,965	$123,148
Operating expenses	103,333	103,698	98,998
Selling, general and administrative	11,367	12,448	12,017
Depreciation and amortization	1,307	1,463	1,678
Operating earnings	$10,345	$8,356	$10,455
Operating earnings margin	8.2%	6.6%	8.5%

EBITDA	$11,652	$9,819	$12,133

Average number of contract therapy locations	1,131	1,121	1,074
End of period number of contract therapy locations	1,125	1,118	1,063

Patient visits (in thousands)	2,020	2,023	2,005

Hospital Rehabilitation Services
Operating revenues
Inpatient Rehabilitation Facility (IRF)	$29,016	$31,294	$30,018
Subacute	2,094	1,981	1,725
Total Inpatient	$31,110	$33,275	$31,743
Outpatient	12,130	11,691	11,323
Total HRS	$43,240	$44,966	$43,066
Operating expenses	31,155	31,666	30,634
Selling, general and administrative	4,627	5,373	5,490
Depreciation and amortization	537	592	646
Operating earnings	$6,921	$7,335	$6,296
Operating earnings margin	16.0%	16.3%	14.6%

EBITDA	$7,458	$7,927	$6,942

Average number of programs
IRF	104	110	113
Subacute	10	9	9
Total Inpatient	114	119	122
Outpatient	31	34	36
Total HRS	145	153	158

End of period number of programs
IRF	103	106	113
Subacute	10	9	9
Total Inpatient	113	115	122
Outpatient	31	30	36
Total HRS	144	145	158

IRF discharges	10,007	10,907	10,999
Outpatient visits (in thousands)	262	305	311

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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

IV. Operating Statistics Continued (Unaudited; dollars in thousands)

	First	Fourth	First
	Quarter	Quarter	Quarter
	2010	2009	2009
Hospitals
Operating revenues	$157,769	$83,761	$35,317
Operating expenses	126,582	73,460	29,659
Selling, general and administrative	10,541	16,055	6,455
Depreciation and amortization	5,436	3,065	1,545
Operating earnings (loss)	$15,210	$(8,819)	$(2,342)
Operating earnings margin	9.6%	-10.5%	-6.6%

EBITDA	$20,646	$(5,754)	$(797)

LTACHs
Number of hospitals – end of period	28	28	5
Available licensed beds – end of period	1,593	1,593	243
Admissions	3,563	1,759	516
Patient days	90,455	47,465	13,844
Average length of stay (Medicare days only)	26	27	27
Net inpatient revenue per patient day	$1,515	$1,346	$1,248
Occupancy rate	63%	61%	63%
Percent patient days - Medicare	73%	72%	74%

IRFs
Number of hospitals – end of period	6	6	6
Available licensed beds – end of period	243	243	243
Admissions	1,228	1,207	1,210
Discharges	1,188	1,223	1,148
Average length of stay (Medicare days only)	13	13	12
Net inpatient revenue per discharge	$14,845	$14,310	$14,187
Occupancy rate	73%	71%	68%
Percent patient days - Medicare	66%	67%	64%

V. Operating Earnings and EBITDA Reconciliation

	First	Fourth	First
	Quarter	Quarter	Quarter
	2010	2009	2009

SRS operating earnings	$10,345	$8,356	$10,455
HRS operating earnings	6,921	7,335	6,296
Hospital operating earnings (loss)	15,210	(8,819)	(2,342)
Unallocated items	—	—	(119)
Consolidated operating earnings	32,476	6,872	14,290
Depreciation and amortization	7,280	5,120	3,869
Consolidated EBITDA	$39,756	$11,992	$18,159

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REHABCARE REPORTS FIRST QUARTER 2010 RESULTS

VI. Charges Included in Statement of Earnings (Amounts in thousands, except per share data)

	Fourth Quarter 2009

	Pre-Tax Impact	After-Tax Impact	Diluted EPS
Transaction expenses1	$7,070	$4,313	$0.20
Tax impact of non-deductible transaction expenses2	—	1,502	0.07
Severance expenses3	862	526	0.03
Long-term incentive plan expense resulting from the transaction2	1,443	880	0.04
	$9,375	$7,221	$0.34

Breakdown by division
Skilled Nursing Rehabilitation Services	$648
Hospital Rehabilitation Services	322
Hospitals	8,405
	$9,375

1$6,781 pretax related to the Triumph merger
2Transaction expenses directly related to the Triumph merger
3Severance expenses were primarily incurred in an effort to reduce corporate overhead and eliminate redundancies created by the Triumph merger

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